AGREEMENT AND PLAN OF STOCK EXCHANGE

By and among

AllCom

And

WWA Group, Inc.

Dated as of January 30, 2015

AGREEMENT OF EXCHANGE OF STOCK

THIS AGREEMENT OF EXCHANGE OF STOCK  (the “Agreement”), is made and entered into as of January 30, 2015, by and between AllCom, a Nevada corporation (“AllCom”), and WWA Group, Inc., a Nevada corporation (“WWAG”). Certain other capitalized terms used in this Agreement are defined in Exhibit A attached hereto.

RECITALS

WHEREAS, the respective Boards of Directors of AllCom and WWAG have determined that it is in the best interest of each WWAG and their respective stockholders to consummate the business combination transaction provided for herein in which Genie Gateway, a California corporation, and the wholly owned subsidiary of AllCom (“Gateway”), would become a wholly owned subsidiary of WWAG, upon the terms and subject to the conditions set forth herein;

WHEREAS, AllCom and WWAG agree that this Agreement is entered into for the purpose of replacing and superseding the previous Agreement of Exchange of Stock, executed by the parties on January 21, 2015; and,

WHEREAS, the respective Boards of Directors of AllCom and WWAG have approved this Agreement, the transfer of Gateway shares, and the other transactions contemplated by this Agreement, upon the terms and subject to the conditions set forth in this Agreement in accordance with the Nevada Revised Statutes (“NRS”); and,

WHEREAS, each of AllCom and WWAG desire to make certain representations, warranties, covenants and agreements in connection with the exchange of stock and the other transactions contemplated by this Agreement and also to prescribe various conditions to the consummation thereof; and,

WHEREAS, for federal income tax purposes, the parties intend that the transaction shall qualify as reorganization under the provisions of Section 368(a) (1) (B) of the Code.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual promises, representations, warranties, covenants and agreements herein contained, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE 1
THE EXCHANGE

1.1.   The Exchange

.  Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the NRS, one hundred percent (100%) of the stock of Gateway shall be transferred to WWAG, and the separate corporate existence of Gateway shall thereafter continue as a wholly owned subsidiary of WWAG.

1.2.   Closing

.  Upon the terms and subject to the conditions set forth herein and unless this Agreement has been terminated pursuant to its terms, the closing of the transaction (the “Closing”) shall take place at the Law  Offices of Michael H. Singer, located at 4475 S. Pecos Road, Las Vegas, Nevada 89121, at the date and time, on or before five (5) Business Days from the date on which the conditions to Closing set forth in Article 9 of this Agreement shall have been satisfied or, to the extent permitted hereunder, waived by the appropriate party (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted hereunder, waiver of all such conditions) or at such other time, date or location as the parties hereto agree. The date on which the Closing actually occurs and the transactions contemplated hereby become effective is hereinafter referred to as the “Closing Date”.  At the time of the Closing, AllCom and WWAG shall deliver the certificates and other documents and instruments required to be delivered hereunder.

1.3.

Certificate of Incorporation and Bylaws of WWAG

. The Certificate of Incorporation of WWAG as in effect immediately prior to the Effective Time from and after the Effective Time be the Certificate of Incorporation until thereafter changed or amended as provided therein or in accordance with applicable Law. The Bylaws of WWAG as in effect immediately prior to the Effective Time shall, from and after the Effective Time, be the Bylaws of WWAG until thereafter changed or amended as provided therein or in accordance with applicable Law.

1.4    Directors and Officers.    The Directors and Officers of WWAG immediately prior to the Effective Time shall, from and after the Effective Time, be the Directors and Officers, respectively, of both WWAG and Gateway until their successors shall have been duly elected or appointed and qualified in accordance with applicable Law or until their earlier death, resignation or removal in accordance with the respective Certificates of Incorporation and Bylaws, and as further described in Article 6.3(a), herein.

ARTICLE 2
EFFECT OF THE EXCHANGE ON THE CAPITAL STOCK OF WWAG

ARTICLE 7AND GATEWAY

        At the Effective Time, by virtue of the Exchange and without any action on the part of AllCom, Gateway or WWAG or any holder of capital stock of AllCom, Gateway or WWAG:

                   (a)    Capital Stock of Gateway.  Each issued and outstanding share of capital stock of Gateway shall and without any action on the part of any holder thereof, be exchanged by AllCom and WWAG for a combination of WWAG’s common stock and WWAG’s newly created “Series B” Preferred Stock.  The combination of such newly issued shares shall thereafter constitute ninety-seven percent (97%) of all of the issued and outstanding capital stock of WWAG.

        (b)    Conversion of WWAG Stock. Subject to other provisions of this Article 2:

                (i)     WWAG represents that it has 500,000,000 Common Shares and 2,000,000 Series “A” Preferred Shares issued and outstanding immediately prior to the Effective Time (individually a “Share” and collectively the “Shares”). WWAG further agrees that concurrently with the closing will authorize a  one hundred-to-one reverse stock split for its Common Shares, thereby reducing the number of issued and outstanding Common Shares to  5,000,000 Shares and create a new class of Series “B” Preferred shares, with a thousand-to-one voting rights. In return for one hundred percent (100%), of the issued and outstanding shares of Gateway, owned by AllCom, WWAG will deliver to AllCom  16,666,666 newly issued (after the  one hundred-to-one reverse stock split) WWAG Common Shares, for a new total of  21,666,666 WWAG Common Shares outstanding immediately after the closing, and ten million (10,000,000), Series “B” WWAG Preferred Shares, which are convertible at AllCom’s option, to  144,994,200 of the newly issued WWAG Common Shares, representing eighty-seven percent (87%) ownership of WWAG, (the “Merger Consideration”).  The actual number of WWAG Common Shares issued to AllCom may vary if the total number of outstanding WWAG Common Shares changes prior to the Effective Time.

                        (ii)    At the Effective Time, the Shareholders of the currently issued WWAG Series “A” shares will exchange their 2,000,000 Series “A” Preferred Shares, with AllCom, in return for 108,000 post-split shares, of WWAG Common Shares as described above in Section (i).

                        (iii)    At the Effective Time, all Shares other than the shares described in section i and section ii above, will no longer be outstanding and shall automatically be canceled and retired and shall cease to exist.

          (c)    Notes.At the Effective Time, the outstanding convertible promissory notes of WWAG (the “Notes”) will be deemed to be amended, according to the terms of the Notes, such that they will be convertible into shares of WWAG Common Stock.

          (d)    If any portion of the Merger Consideration is to be issued to a Person other than the registered holder of the Shares represented by the certificates surrendered in exchange therefor, it shall be a condition to such issuance that the certificates so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such issuance shall pay any and all transfer or other taxes required as a result of such issuance to a Person other than the registered holder of such Shares or establish to the satisfaction of WWAG that such tax has been paid or is not payable.

Notwithstanding anything to the contrary in this Section 2.2, AllCom shall not be liable to any holder of Shares for any amount paid to a public official pursuant to and in accordance with the requirements of applicable abandoned property, escheat or similar Laws.

        2.2.   Dissenting Shares

.

                    (a)    Notwithstanding Section 2.1, Shares outstanding immediately prior to the

Effective Time and held by a holder who has not voted in favor of, or consented in writing to, the Exchange and who has properly exercised appraisal rights of such Shares in accordance with the NRS (such Shares being referred to collectively as the “Dissenting Shares” until such time as such holder fails to perfect or otherwise loses such holder’s appraisal rights under the NRS with respect to such Shares) shall not be converted into the right to receive any portion of the Merger Consideration as provided in Section 2.1(b) of this Agreement, but instead shall be entitled to only such rights as are granted by the NRS; provided, however, that if, after the Effective Time, such holder fails to perfect, withdraws or loses such holder’s right to an appraisal pursuant to the NRS or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by the NRS, such Shares shall thereupon be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration to which such holder is entitled pursuant to Section 2.1(b), upon surrender of such holder’s certificate formerly representing such Shares.

                (b)    WWAG shall give AllCom prompt notice of any demands received by WWAG for the appraisal of Shares, and AllCom shall have the right to consult with WWAG regarding all negotiations and proceedings with respect to such demands. WWAG shall not make any such payment without AllCom’s prior written consent (not to be unreasonably withheld, delayed, denied, or conditioned).

        2.3   Additional Actions

.    If, at any time after the Effective Time, WWAG shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in WWAG its right, title or interest in, to or under any of the rights, properties or Assets of Gateway or WWAG or otherwise to carry out this Agreement, the officers and directors of WWAG shall be authorized to execute and deliver, in the name and on behalf of Gateway and WWAG, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of Gateway or WWAG, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or Assets in Gateway or WWAG or otherwise carry out the transactions contemplated by this Agreement.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE WWAG

The WWAG represents and warrants to AllCom that, except as set forth in the disclosure schedules delivered by WWAG to AllCom (the “WWAG Disclosure Schedule”) which have been provided to AllCom prior to the date hereof

3.1    Organization, Standing and Corporate Power.   WWAG is duly organized, validly existing and in good standing under the Laws of the State of Nevada and has the requisite corporate power and authority and all government licenses, authorizations, Permits, consents and approvals required to own, lease and operate its properties and carry on its business as now being conducted. WWAG is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed (individually or in the aggregate) would not have a Material Adverse Effect.

3.2    Subsidiaries

.  WWAG does not own directly or indirectly, any equity or other ownership interest in any other corporation, partnership, joint venture or otherwise.

3.3.                  Capital Structure of WWAG

.  As of the date of this Agreement, the number of shares and type of all authorized, issued and outstanding capital stock of WWAG, and all shares of capital stock reserved for issuance under WWAG’s various option and incentive plans is specified on Schedule 3.3.  Except as set forth in Schedule 3.3, no shares of capital stock or other equity securities of WWAG are issued, reserved for issuance or outstanding.  All outstanding shares of capital stock of WWAG are duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights.  Except as set forth on Schedule 3.3, there are no outstanding bonds, debentures, notes or other indebtedness or other securities of WWAG having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters.  Except as set forth in Schedule 3.3, there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which WWAG is a party or by which it is bound obligating WWAG to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity or voting securities of WWAG or obligating WWAG to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking.  There are no outstanding contractual obligations, commitments, understandings or arrangements of WWAG to repurchase, redeem or otherwise acquire or make any payment in respect of any shares of capital stock of WWAG.  Except as set forth on Schedule 3.3, there are no agreements or arrangements pursuant to which WWAG is or could be required to register shares of WWAG Common Stock or other securities under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”) or other agreements or arrangements with or among any security holders of WWAG with respect to securities of WWAG.

3.4.                  Corporate Authority; Non-contravention

. WWAG has all requisite corporate and other power and authority to enter into this Agreement and, subject to receipt of the approval of stockholders holding the requisite number of shares required under applicable Law and WWAG’s Amended and Restated Certificate of Incorporation and Bylaws to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by WWAG and the consummation by WWAG of the transactions contemplated hereby have been (or at Closing will have been) duly authorized by all necessary corporate action on the part of WWAG.  This Agreement has been duly executed and when delivered by WWAG shall constitute a valid and binding obligation of WWAG, enforceable against WWAG in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency or other similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity.  The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions hereof will not, conflict with, or result in any breach or violation of, or Default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of or “put” right with respect to any obligation or to a loss of a material benefit under, or result in the creation of any Lien upon any of the properties or Assets of WWAG under, (i) the certificate or articles of incorporation, bylaws or other organizational or charter documents of WWAG, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, Permit, concession, franchise or license applicable to WWAG, its properties or Assets, or (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, Order, decree, statute, Law, ordinance, rule, regulation or arbitration award applicable to WWAG, its properties or Assets, other than, in the case of clauses (ii) and (iii), any such conflicts, breaches, violations, Defaults, rights, losses or Liens that individually or in the aggregate could not have a Material Adverse Effect with respect to WWAG or could not prevent, hinder or materially delay the ability of WWAG to consummate the transactions contemplated by this Agreement.

3.5.                  Governmental Authorization

.  No consent, approval, Order or authorization of, or registration, declaration or filing with, or notice to, any Governmental Entity, is required by or with respect to WWAG in connection with the execution and delivery of this Agreement by WWAG or the consummation by WWAG of the transactions contemplated hereby, except, with respect to this Agreement, any filings under the NRS, the Securities Act or Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”).

3.6.                  Financial Statements

.

                        (a)    WWAG has provided AllCom a copy of the audited consolidated financial statements for the fiscal year ended December 31, 2013 and unaudited consolidated financial statements of WWAG for the nine month period ended September 30, 2014 (collectively, the “Financial Statements”).  The Financial Statements fairly present the financial condition of WWAG presented at the dates indicated and its results of operations and cash flows for the periods then ended.

                        (b)    Since September 30, 2014 (the “WWAG Balance Sheet Date”), there has been no Material Adverse Effect with respect to WWAG.

                        (c)    Except as set forth on Schedule 3.6, since WWAG Balance Sheet Date, WWAG has not suffered any damage, destruction or loss of physical property (whether or not covered by insurance) affecting its condition (financial or otherwise) or operations (present or prospective), nor has WWAG issued, sold or otherwise disposed of, or agreed to issue, sell or otherwise dispose of, any capital stock or any other security of WWAG and has not granted or agreed to grant any option, warrant or other right to subscribe for or to purchase any capital stock or any other security of WWAG or has incurred or agreed to incur any indebtedness for borrowed money.

        3.7.            Absence of Certain Changes or Events

.  Except as set forth on Schedule 3.7, since WWAG Balance Sheet Date, WWAG has conducted its business only in the ordinary course consistent with past practice, and there is not and has not been any:

                (a)    Material Adverse Effect with respect to WWAG;

                (b)    Event which, if it had taken place following the execution of this Agreement, would not have been permitted by Section 5.1 without prior consent of AllCom;

                (c)    Condition, event or occurrence which could reasonably be expected to prevent, hinder or materially delay the ability of WWAG to consummate the transactions contemplated by this Agreement;

                (d)    Incurrence, assumption or guarantee by WWAG of any indebtedness for borrowed money other than in the ordinary course and in amounts and on terms consistent with past practices;

                (e)    Creation or other incurrence by WWAG of any Lien on any asset other than in the ordinary course consistent with past practices;

                (f)     Payment, prepayment or discharge of liability other than in the ordinary course of business or any failure to pay any liability when due;

                (g)    Material write-offs or write-downs of any Assets of WWAG;

                (h)    Damage, destruction or loss having, or reasonably expected to have, a Material Adverse Effect on WWAG;

                (i)     Other condition, event or occurrence which individually or in the aggregate could reasonably be expected to have a Material Adverse Effect or give rise to a Material Adverse Effect with respect to WWAG;

                (j)     Transaction or commitment made, or any Contract or agreement entered into, by WWAG relating to its Assets or business (including the acquisition or disposition of any Assets) or any relinquishment by WWAG or any Contract or other right, in either case, material to WWAG, other than transactions and commitments in the ordinary course consistent with past practices and those contemplated in this Agreement; or

                (k)    Agreement or commitment to do any of the foregoing.

        3.8.   Certain Fees

.  Except as set forth on Schedule 3.8, no brokerage or finder’s fees or commissions are or will be payable by WWAG to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other person with respect to the transactions contemplated by this Agreement.

3.9.   Litigation; Compliance with Laws

          (a)    There is no suit, action or proceeding or investigation pending or, to the Knowledge of WWAG, threatened against or affecting WWAG or any basis for any such suit, action, proceeding or investigation that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect with respect to WWAG or prevent, hinder or materially delay the ability of WWAG to consummate the transactions contemplated by this Agreement, nor is there any judgment, decree, injunction, rule or Order of any Governmental Entity or arbitrator outstanding against WWAG having, or which, insofar as reasonably could be foreseen by WWAG, in the future could have, any such effect.

        (b)    The conduct of the business of WWAG complies with all statutes, Laws, regulations, ordinances, rules, judgments, Orders, decrees or arbitration awards applicable thereto, except as would not have a Material Adverse Effect with respect to WWAG.

3.10. Tax Returns and Tax Payments

.

          (a)     Except for matters that would not, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect, WWAG has timely filed with the appropriate taxing authorities all Tax Returns required to be filed by it (taking into account all applicable extensions).  All such Tax Returns are true, correct and complete in all respects.  All Taxes due and owing by WWAG have been paid (whether or not shown on any Tax Return and whether or not any Tax Return was required).  Except as set forth on Schedule 3.11, WWAG is not currently the beneficiary of any extension of time within which to file any Tax Return or pay any Tax. No claim has ever been made in writing or otherwise addressed to WWAG by a taxing authority in a jurisdiction where WWAG does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. The unpaid Taxes of WWAG did not, as of WWAG Balance Sheet Date, exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the financial statements (rather than in any notes thereto). Since WWAG Balance Sheet Date, neither WWAG nor any of its subsidiaries has incurred any liability for Taxes outside the ordinary course of business consistent with past custom and practice. As of the Closing Date, the unpaid Taxes of WWAG and its subsidiaries will not exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the books and records of WWAG.

        (b)    No material claim for unpaid Taxes has been made or become a Lien against the property of WWAG or is being asserted against WWAG, no audit of any Tax Return of WWAG is being conducted by a tax authority, and no extension of the statute of limitations on the assessment of any Taxes has been granted by WWAG and is currently in effect.  The WWAG has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

        (c)    As used herein, “Taxes” shall mean all taxes of any kind, including, without limitation, those on or measured by or referred to as income, gross receipts, sales, use, ad valorem, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium value added, property or windfall profits taxes, customs, duties or similar fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any governmental authority, domestic or foreign. As used herein, “Tax Return” shall mean any return, report or statement required to be filed with any governmental authority with respect to Taxes.

3.11. Board Recommendation

.  The Board of Directors of WWAG has determined that the terms of this Agreement are fair to and in the best interests of the stockholders of WWAG and recommended that WWAG’s stockholders approve the Agreement.

3.12. No Registration of Securities

.  The WWAG understands and acknowledges that the offering, exchange and issuance of Merger Consideration pursuant to this Agreement will not be registered under the Securities Act on the grounds that the offering, sale, exchange and issuance of securities contemplated by this Agreement are exempt from registration pursuant to Section 4(a)(2).  A registration statement for shares identified on Schedule 3.12 shall be filed within 60 days of the Closing.

3.13. AllCom and Gateway Information

. WWAG acknowledges that AllCom has made available to it the opportunity to ask questions of and receive answers from AllCom’s officers and directors concerning the terms and conditions of this Agreement and the business and financial condition of AllCom, and Gateway, and WWAG has received to its satisfaction, such information about the business and financial condition of AllCom and the terms and conditions of the Agreement as it has requested. WWAG has carefully considered the potential risks relating to AllCom, Gateway, and investing in the Merger Consideration, and fully understands that such securities are speculative investments, which involve a high degree of risk of loss of WWAG and its stockholders’ entire investment. Among others, WWAG has carefully considered each of the risks identified under the caption “Risk Factors” in the Exchange Act Documents, which are incorporated herein by reference. WWAG has made available all such information to its stockholders in considering the terms and conditions of the Agreement.

3.14. Full Disclosure

.  All of the representations and warranties made by WWAG in this Agreement, including WWAG Disclosure Schedules attached hereto, and all statements set forth in the certificates delivered by WWAG at the Closing pursuant to this Agreement, are true, correct and complete in all material respects and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make such representations, warranties or statements, in light of the circumstances under which they were made, misleading. The copies of all documents furnished by WWAG pursuant to the terms of this Agreement are complete and accurate copies of the original documents. The schedules, certificates, and any and all other statements and information, whether furnished in written or electronic form, to AllCom or its representatives by or on behalf of any of WWAG or its Affiliates in connection with the negotiation of this Agreement and the transactions contemplated hereby do not contain any material misstatement of fact or omit to state a material fact or any fact necessary to make the statements contained therein not misleading.

3.15. Shell WWAG

.  WWAG represents that it is not a “shell”, as described in paragraphs (i)(1)(i) and (ii) of Rule 144 promulgated under the Securities Act.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF ALLCOM AND GATEWAY

AllCom and Gateway, jointly and severally, represent and warrant to WWAG that, except as set forth in AllCom Disclosure Schedule:

4.1.   Organization, Standing, Corporate Power

.  Each of AllCom and Gateway is duly organized, validly existing and in good standing under the Laws of the State of Nevada (with respect to AllCom), or California (with respect to Gateway), and has the requisite corporate power and authority and all government licenses, authorizations, Permits, consents and approvals required to own, lease and operate its properties and carry on its business as now being conducted.  Each of AllCom and Gateway is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed (individually or in the aggregate) would not have a Material Adverse Effect with respect to AllCom.

4.2.   Capital Structure of Gateway

.

                   (a)    Immediately prior to the Closing, the authorized capital stock of Gateway will consist of 100,000,000 shares of Gateway Common Stock, $0.01 par value, of which 50,033,510 shares of Gateway Common Stock will be issued and outstanding, and no shares of Gateway Common Stock will be issuable upon the exercise of outstanding warrants, convertible notes, options or otherwise.  All outstanding shares of capital stock of Gateway are owned by AllCom and are duly authorized, validly issued, fully paid and non-assessable, not subject to preemptive rights, and issued in compliance with all applicable state and federal Laws concerning the issuance of securities.  Except for the Gateway Common Stock, there are no outstanding bonds, debentures, notes or other indebtedness or other securities of Gateway having the right to vote (or convertible into, or exchangeable for, securities having the right to vote).  There are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which Gateway is a party or by which Gateway is bound obligating Gateway to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity securities of Gateway or obligating Gateway to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity securities of Gateway or obligating Gateway to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking.  There are no outstanding contractual obligations, commitments, understandings or arrangements of Gateway to repurchase, redeem or otherwise acquire or make any payment in respect of any shares of capital stock of Gateway.  There are no agreements or arrangements pursuant to which Gateway is or could be required to register shares of Gateway Common Stock or other securities under the Securities Act or other agreements or arrangements with or among any security holders of Gateway with respect to securities of Gateway.  Gateway does not own directly or indirectly, any equity or other ownership interest in any WWAG, corporation, partnership, joint venture or otherwise.  Gateway has not conducted any operations and does not have any assets, liabilities or employees.

        4.3.   Corporate Authority; Non-Contravention

.  Each of AllCom and Gateway have all requisite corporate and other power and authority to enter into this Agreement and, subject to receipt of the approval of its stockholders, as applicable, to consummate the transactions contemplated by this Agreement.  The execution and delivery of this Agreement by each of AllCom and Gateway and the consummation by each of AllCom and Gateway of the transactions contemplated hereby have been (or at Closing will have been) duly authorized by all necessary corporate action on the part of each of AllCom and Gateway.  This Agreement has been duly executed and when delivered by each of AllCom and Gateway, shall constitute a valid and binding obligation of each of AllCom and Gateway, enforceable against AllCom and Gateway in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency or other similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity.  The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions hereof will not, conflict with, or result in any breach or violation of, or Default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of or “put” right with respect to any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or Assets of AllCom and Gateway under, (i) the articles of incorporation, bylaws, or other charter documents of each of AllCom and Gateway, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, Permit, concession, franchise or license applicable to each of AllCom or Gateway, each of its properties or Assets, or (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, Order, decree, statute, Law, ordinance, rule, regulation or arbitration award applicable to each of AllCom and Gateway, each of its properties or Assets, other than, in the case of clauses (ii) and (iii), any such conflicts, breaches, violations, Defaults, rights, losses or Liens that individually or in the aggregate could not have a Material Adverse Effect with respect to AllCom or could not prevent, hinder or materially delay the ability of AllCom to consummate the transactions contemplated by this Agreement.

4.4.   .Government Authorization

.  No consent, approval, Order or authorization of, or registration, declaration or filing with, or notice to, any Governmental Entity, is required by or with respect to each of AllCom and Gateway in connection with the execution and delivery of this Agreement by AllCom and Gateway, or the consummation by AllCom and Gateway of the transactions contemplated hereby, except, with respect to this Agreement, any filings under the NRS, the NRS, the Securities Act or the Exchange Act.

4.5.   SEC Documents; Undisclosed Liabilities; Financial Statements

.

                (a)    WWAG has filed with the Securities and Exchange Commission (the “SEC”) all reports, schedules, forms, statements and other documents as required under the Exchange Act (collectively, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, the “WWAG SEC Documents”).  As of their respective dates, the WWAG SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such WWAG SEC Documents.  Except to the extent revised or superseded by a subsequent filing with the SEC (a copy of which has been provided to AllCom prior to the date of this Agreement), none of the WWAG SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of WWAG included in such WWAG SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited consolidated quarterly statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of WWAG and its consolidated subsidiaries as of the dates thereof and the consolidated results of operations and changes in cash flows for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end audit adjustments as determined by WWAG’s independent accountants).  Except as set forth in the WWAG SEC Documents, at the date of the most recent financial statements of WWAG included in the WWAG SEC Documents, WWAG has not incurred any liabilities or monetary obligations of any nature (whether accrued, absolute, contingent or otherwise), which, individually, or in the aggregate, could reasonably be expected to have a Material Adverse Effect on WWAG.

                (b)    Except as disclosed in the WWAG SEC Documents filed prior to the date hereof or as set forth in this Agreement, since September 30, 2014 (the “WWAG Balance Sheet Date”), there has been no Material Adverse Effect with respect to AllCom.

                (c)    Except as disclosed in the WWAG SEC Documents filed prior to the date hereof or as provided in this Agreement, since the WWAG Balance Sheet Date, WWAG has not  issued, sold or otherwise disposed of, or agreed to issue, sell or otherwise dispose of, any capital stock or any other security of WWAG and has not granted or agreed to grant any option, warrant or other right to subscribe for or to purchase any capital stock or any other security of WWAG or has incurred or agreed to incur any indebtedness for borrowed money.

        4.6.   Absence of Certain Changes

.  Except as disclosed in the WWAG SEC Documents filed prior to the date hereof or as set forth on Schedule 4.7, since the WWAG Balance Sheet Date, WWAG has conducted its business only in the ordinary course consistent with past practice in light of its current business circumstances, and there is not and has not been any:

        (a)    Material Adverse Effect with respect to WWAG;

        (b)    Event which, if it had taken place following the execution of this Agreement, would not have been permitted by Section 6.2 without prior consent of WWAG;

                (c)    Condition, event or occurrence which could reasonably be expected to prevent, hinder or materially delay the ability of WWAG to consummate the transactions contemplated by this Agreement;

                (d)    Incurrence, assumption or guarantee by WWAG of any indebtedness for borrowed money other than in the ordinary course and in amounts and on terms consistent with past practices;

                (e)    Creation or other incurrence by WWAG of any Lien on any asset other than in the ordinary course consistent with past practices;

                (f)     Payment, prepayment or discharge of liability other than in the ordinary course of business or any failure to pay any liability when due;

                (g)    Material write-offs or write-downs of any Assets of WWAG;

                (h)    Damage, destruction or loss having, or reasonably expected to have, a Material Adverse Effect on WWAG;

                (i)     Other condition, event or occurrence which individually or in the aggregate could reasonably be expected to have a Material Adverse Effect or give rise to a Material Adverse Effect with respect to WWAG; or

                (j)     Agreement or commitment to do any of the foregoing.

        4.7.   Certain Fees

.  Except as set forth on Schedule 4.8, no brokerage or finder’s fees or commissions are or will be payable by the WWAG or Gateway to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other person with respect to the transactions contemplated by this Agreement.

4.8.   Litigation; Compliance with Laws

.

                   (a)     There is no suit, action or proceeding or investigation pending or, to the Knowledge of each of AllCom and Gateway, threatened against or affecting AllCom or Gateway or any basis for any such suit, action, proceeding or investigation that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect with respect to each of AllCom or Gateway or prevent, hinder or materially delay the ability of each of AllCom and Gateway to consummate the transactions contemplated by this Agreement, nor is there any judgment, decree, injunction, rule or Order of any Governmental Entity or arbitrator outstanding against AllCom or Gateway having, or which, insofar as reasonably could be foreseen by AllCom or Gateway, in the future could have, any such effect.

                (b)    The conduct of the business of each of AllCom and Gateway complies with all statutes, Laws, regulations, ordinances, rules, and judgments, Orders, decrees or arbitration awards applicable thereto.

        4.9.   Tax Returns and Tax Payments

.

                (a)    Gateway is a new corporation created to facilitate this Agreement and has not yet incurred a taxable event.

                (b)    No material claim for unpaid Taxes has been made or become a Lien against the property of Gateway or is being asserted against Gateway, no audit of any Tax Return of Gateway is being conducted by a tax authority, and no extension of the statute of limitations on the assessment of any Taxes has been granted by Gateway and is currently in effect.

        4.10. Material Contract Defaults

.  AllCom is not, or has not received any notice or has any Knowledge that any other party is, in Material Contract Default under any AllCom Material Contract; and there has not occurred any event that with the lapse of time or the giving of notice or both would constitute such a Material Contract Default.  For purposes of this Agreement, a “AllCom Material Contract” means any Contract that is effective as of the Closing Date to which the AllCom is a party (i) with expected receipts or expenditures in excess of $250,000, (ii) requiring the AllCom to indemnify any person, (iii) granting exclusive rights to any party, or (iv) evidencing indebtedness for borrowed or loaned money in excess of $250,000, including guarantees of such indebtedness.

4.11. Board Determination

.  The Board of Directors of each of AllCom and Gateway has unanimously determined that the terms of the Agreement are fair to and in the best interests of AllCom and Gateway and its stockholders.

4.12. Required AllCom Share Issuance Approval

.  AllCom represents that the issuance of the Merger Consideration will be in compliance with the NRS and the Articles of Incorporation and Bylaws of AllCom.

4.13. Undisclosed Liabilities

.  Gateway has no liabilities or obligations of any nature (whether fixed or unfixed, secured or unsecured, known or unknown and whether absolute, accrued, contingent, or otherwise.

4.14. Full Disclosure

.  All of the representations and warranties made by each of AllCom and Gateway in this Agreement, including the AllCom Disclosure Schedules attached hereto, and all statements set forth in the certificates delivered by each of AllCom and Gateway at the Closing pursuant to this Agreement, are true, correct and complete in all material respects and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make such representations, warranties or statements, in light of the circumstances under which they were made, misleading.  The copies of all documents furnished by each of AllCom and Gateway pursuant to the terms of this Agreement are complete and accurate copies of the original documents.  The schedules, certificates, and any and all other statements and information, whether in written or electronic form, to WWAG or its representatives by or on behalf of any of the AllCom or Gateway or their Affiliates in connection with the negotiation of this Agreement and the transactions contemplated hereby do not contain any material misstatement of fact or omit to state a material fact or any fact necessary to make the statements contained therein not misleading.

ARTICLE 5

COVENANTS OF WWAG

          5.1.   Stockholder Approval

.  WWAG will, as promptly as practicable in accordance with applicable Law and its Current Certificate of Incorporation and Bylaws, submit this Agreement, related matters for the consideration and approval by WWAG’s stockholders.  The approval by written consent or stockholder vote will be solicited in compliance with applicable Laws.  If approval is obtained by written consent, WWAG shall give, in a timely manner (and shall provide AllCom true and correct copies of) all notices required to be given under Chapter 92A of the NRS.  The information distributed to stockholders in connection with solicitation of such approval shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading.

5.2.   Satisfaction of Conditions Precedent

.  During the term of this Agreement, WWAG will use its commercially reasonable efforts to satisfy or cause to be satisfied all the conditions precedent that are set forth in Article 9, and WWAG will use its commercially reasonable efforts to cause the Exchange and the other transactions contemplated by this Agreement to be consummated.

5.3.   Notification of Certain Matters

.  The WWAG shall give prompt notice to AllCom of (i) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would cause any WWAG representation or warranty contained in this Agreement to be untrue or inaccurate at or prior to the Effective Time and (ii) any failure of WWAG to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.6 shall not limit or otherwise affect the remedies available hereunder to AllCom.

ARTICLE 6

COVENANTS OF ALLCOM

AllCom shall take all action necessary to cause AllCom to perform its obligations under this Agreement and to consummate the Exchange on the terms and conditions set forth in this Agreement.

Conduct of the AllCom Business

.  From the date of this Agreement and until the Effective Time, or until the prior termination of this Agreement, AllCom shall not, and shall not permit Gateway to, unless agreed to in writing by WWAG:

        (a)    engage in any transaction, except in the normal and ordinary course of business, or create or suffer to exist any lien or other encumbrance upon any of its assets or which will not be discharged in full prior to the Effective Time;

        (b)    sell, assign or otherwise transfer any of its assets, or cancel or compromise any debts or claims relating to its assets, other than for fair value, in the ordinary course of business, and consistent with past practice;

        (c)    fail to use reasonable efforts to preserve intact its present business organizations, keep available the services of its employees and preserve its material relationships with customers, suppliers, licensors, licensees, distributors and others, to the end that its good will and ongoing business not be impaired prior to the Effective Time;

        (d)    intentionally permit any Material Adverse Effect to occur with respect to Gateway;

        (e)    make any material change with respect in its accounting or bookkeeping methods, principles or practices, except as required by GAAP; or

        (f)     authorize any, or commit or agree to take any of, the foregoing actions.

6.2.   Notification of Certain Matters

.  AllCom shall give prompt notice to WWAG of (i) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would cause any AllCom representation or warranty contained in this Agreement to be untrue or inaccurate at or prior to the Effective Time and (ii) any failure of AllCom to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 6.4 shall not limit or otherwise affect the remedies available hereunder to WWAG.

6.3.   Director and Officer Appointments

.  (a)  As of the Effective Time, WWAG shall have taken all action to cause the persons as set forth below, to be appointed WWAG’s board of directors; with the exception of Thomas Nix, the current directors of WWAG, before the Effective Time, will resign from the WWAG Board of Directors and will be replaced by Thomas Skala, Stuart Scamman, Randall Skala, and Vik Grover.

6.4.   Financings

.  This Exchange Agreement is based on a minimum financing of at least $3,000,000 and as much as $5,000,000, to be provided to WWAG on or before the closing. It is further agreed that at the closing $150,000 of the above financing will be transferred to the WWAG, Wells Fargo Operating account, 8388165162, for the pay down of existing WWAG accounts payable and accrued expenses. In the event a minimum of $3,000,000, in good funds, is not available for immediate distribution to WWAG, on or before the “Closing”, this agreement will become null and void, and AllCom is released from any and all obligations, known or unknown, provided in this Agreement.

        6.5.   SEC Filings

.  The management of WWAG, exiting before the Closing, shall be responsible for, and shall prepare, the financial statements and all required disclosures required for the filing of the WWAG’s Form 10-Q for the period ending December 31, 2014.

ARTICLE 7
COVENANTS OF AllCom AND WWAG

7.1.   Notices of Certain Events

.  WWAG and AllCom shall promptly notify the other party of:

                (a)    any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

                (b)    any notice or other communication from any Governmental Entity in connection with the transactions contemplated by this Agreement; and

                (c)    any actions, suits, claims, investigations or proceedings commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting such party that, if pending on the date of this Agreement, would have been required to be disclosed pursuant to Articles 3 or 4 or that relate to the consummation of the transactions contemplated by this Agreement or any other development causing a breach of any representation or warranty made by a party hereunder.  Delivery of notice pursuant to this Section 7.1 shall not limit or otherwise affect remedies available to either party hereunder.

        7.2.   Public Announcements

.  No party shall have the right to issue any press release or other public statement with respect to this Agreement or the transactions contemplated herein without the prior written consent of each other party (not to be unreasonably withheld, delayed, denied or conditioned), except as required by Law.

7.3.   Reasonable Efforts

.  The parties further agree to use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, and to satisfy all conditions to, in the most expeditious manner practicable, and the other transactions contemplated by this Agreement, including (i) the obtaining of all other necessary actions or non-actions, waivers, consents, licenses, Permits, authorizations, Orders and approvals from Governmental Entities and the making of all other necessary registrations and filings, (ii) the obtaining of all consents, approvals or waivers from third parties related to or required in connection with the Exchange that are necessary to consummate the transactions contemplated by this Agreement or required to prevent a Material Adverse Effect on WWAG from occurring prior to or after the Effective Time, (iii) the satisfaction of all conditions precedent to the parties’ obligations hereunder, and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.

7.4.   Fees and Expenses

.  Each party shall pay the fees and expenses of its advisers, counsel, accountants and other experts, if any, and all other expenses incurred by such party incident to the negotiation, preparation, execution, delivery and performance of this Agreement.  All of the AllCom’s aforementioned expenses shall be paid by AllCom prior to the Closing.

7.5.   Regulatory Matters and Approvals

.  Each of the Parties will give any notices to, make any filings with, and use its commercially reasonable efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the matters referred to in Sections 3.5 and 4.5 above.

7.6.   Transfer Restrictions

.

          (a)    AllCom realizes that the Merger Consideration is not registered under the Securities Act, or any foreign or state securities Laws.  AllCom agrees that the Merger Consideration will and may not be sold, offered for sale, pledged, hypothecated, or otherwise transferred (collectively, a “Transfer”) except in compliance with the Securities Act, if applicable, and applicable foreign and state securities Laws, and with an opinion of WWAG’s counsel. AllCom understands that the Merger Consideration can only be Transferred pursuant to registration under the Securities Act or pursuant to an exemption therefrom.  AllCom understands that to Transfer the Merger Consideration may require in some jurisdictions specific approval by the appropriate governmental agency or commission in such jurisdiction.

        (b)    To enable WWAG to enforce the transfer restrictions contained in Section 7.7(a), AllCom hereby consents to the placing of legends upon and stop-transfer orders with the transfer agent of the Common Stock with respect to the Merger Consideration, including, without limitation, the following:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY STATE SECURITIES LAW.  THESE SECURITIES MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED, MORTGAGED, HYPOTHECATED, OR OTHERWISE DISPOSED OF, EXCEPT (I) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT FOR SUCH SECURITIES UNDER THE ACT, OR (II) IN COMPLIANCE WITH RULE 144 PROMULGATED UNDER THE ACT, OR (III) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS, THE AVAILABILITY OF WHICH IS TO BE ESTABLISHED TO THE SATISFACTION OF THE WWAG AND ITS COUNSEL.”

          7.7.   Current Report. WWAG shall file a Current Report on Form 8-K with the SEC within four (4) business days of the Closing Date.  WWAG shall file a Current Report on Form 8-K with the SEC by amendment to the aforementioned Current Report on Form 8-K, not later than 71 days after such initial filing, containing information about the Exchange and pro forma financial statements of WWAG and audited financial statements of WWAG as required by Regulation S-K under the Securities Act (the “8-K Report”).

ARTICLE 8

INDEMNIFICATION

        8.1.   Indemnification of AllCom and Gateway

.

          (a)     Subject to the limitations contained in this Article 8, WWAG shall defend, indemnify and hold harmless AllCom and Gateway and their respective officers, directors, stockholders, employees and agents from and against any and all losses, claims, judgments, liabilities, demands, charges, suits, penalties, costs or expenses, including court costs and attorneys’ fees (“Claims and Liabilities”) with respect to or arising from (i) the breach of any warranty or any inaccuracy of any representation made by WWAG in this Agreement, or (ii) the breach of any covenant or agreement made by WWAG in this Agreement.

        (b)    In addition to the obligations set forth in Section 8.1(a) above, WWAG shall defend, indemnify and hold harmless AllCom and Gateway and their respective officers, directors, stockholders, employees and agents against any and all Claims and Liabilities with respect to or arising from any claims for any right to receive Merger Consideration made by any Person who is not a holder of WWAG Stock at the Effective Time or is a holder of WWAG Stock and claiming a right to Merger Consideration.

8.2.   Indemnification of WWAG

.        WWAG, its officers, directors, stockholders, employees and agents shall be defended, indemnified and held harmless from and against any and all Claims and Liabilities with respect to or arising from (i) breach of any warranty or any inaccuracy of any representation made by AllCom or Gateway, or (ii) breach of any covenant or agreement made by AllCom or Gateway in this Agreement. The indemnification to the Indemnified Parties shall (a) be limited to an aggregate amount of $2,000,000 and (b) continue until the first anniversary of the Closing Date; provided, however, if there is a of notice of the commencement of any action or proceeding against AllCom, Gateway or WWAG for a (i) breach of any warranty or any inaccuracy of any representation made by AllCom or Gateway, or (ii) breach of any covenant or agreement made by AllCom or Gateway in this Agreement, the pledge by the Pledgor shall continue until a final judgment or decree in such action or proceeding.

8.3.   Claims Procedure

.  Promptly after the receipt by any indemnified party (the “Indemnitee”) of notice of the commencement of any action or proceeding against such Indemnitee, such Indemnitee shall, if a claim with respect thereto is or may be made against any indemnifying party (the “Indemnifying Party”) pursuant to this Article 8, give such Indemnifying Party written notice of the commencement of such action or proceeding and give such Indemnifying Party a copy of such claim and/or process and all legal pleadings in connection therewith.  The failure to give such notice shall not relieve any Indemnifying Party of any of its indemnification obligations contained in this Article 8, except where, and solely to the extent that, such failure actually and Materially prejudices the rights of such Indemnifying Party.  Such Indemnifying Party shall have, upon request within thirty (30) days after receipt of such notice, but not in any event after the settlement or compromise of such claim, the right to defend, at its own expense and by its own counsel reasonably acceptable to the Indemnitee, any such matter involving the asserted liability of the Indemnitee; provided, however, that if the Indemnitee determines that there is a reasonable probability that a claim may Materially and adversely affect it, other than solely as a result of money payments required to be reimbursed in full by such Indemnifying Party under this Article 8 or if a conflict of interest exists between Indemnitee and the Indemnifying Party, the Indemnitee shall have the right to defend, compromise or settle such claim or suit; and, provided, further, that such settlement or compromise shall not, unless consented to in writing by such Indemnifying Party, which shall not be unreasonably withheld, be conclusive as to the liability of such Indemnifying Party to the Indemnitee.  In any event, the Indemnitee, such Indemnifying Party and its counsel shall cooperate in the defense against, or compromise of, any such asserted liability, and in cases where the Indemnifying Party shall have assumed the defense, the Indemnitee shall have the right to participate in the defense of such asserted liability at the Indemnitee’s own expense.  In the event that such Indemnifying Party shall decline to participate in or assume the defense of such action, prior to paying or settling any claim against which such Indemnifying Party is, or may be, obligated under this Article 8 to indemnify an Indemnitee, the Indemnitee shall first supply such Indemnifying Party with a copy of a final court judgment or decree holding the Indemnitee liable on such claim or, failing such judgment or decree, the terms and conditions of the settlement or compromise of such claim.  An Indemnitee’s failure to supply such final court judgment or decree or the terms and conditions of a settlement or compromise to such Indemnifying Party shall not relieve such Indemnifying Party of any of its indemnification obligations contained in this Article 8, except where, and solely to the extent that, such failure actually and Materially prejudices the rights of such Indemnifying Party.  If the Indemnifying Party is defending the claim as set forth above, the Indemnifying Party shall have the right to settle the claim only with the consent of the Indemnitee.

8.4.   Exclusive Remedy

.  Each of the parties hereto acknowledges and agrees that, from and after the Closing Date, its sole and exclusive monetary remedy with respect to any and all claims relating to the subject matter of this Agreement shall be pursuant to the indemnification provisions set forth in this Article 8, except that nothing in this Agreement shall be deemed to constitute a waiver of any injunctive or other equitable remedies or any tort claims of, or causes of action arising from, intentionally fraudulent misrepresentation, willful breach or deceit. The parties’ obligations under this Article 8 shall terminate twelve (12) months from the Closing Date.

ARTICLE 9

CONDITIONS TO AGREEMENT

          9.1.   Condition to Obligation of Each Party to Effect this Agreement

.  The respective obligations of AllCom, Gateway and WWAG to consummate the transactions contemplated herein are subject to the satisfaction or waiver in writing at or prior to the Effective Time of the following conditions.

        (a)    No Injunctions.  No temporary restraining Order, preliminary or permanent injunction issued by any court of competent jurisdiction preventing or prohibiting the consummation of the Exchange or the other transactions contemplated herein shall be in effect; provided, however, that each party shall have used its commercially reasonable efforts to prevent the entry of such Orders or injunctions and to appeal as promptly as possible any such Orders or injunctions and to appeal as promptly as possible any such Orders or injunctions that may be entered.

          (b)     WWAG Stockholder Approval.  This Agreement and the Exchange shall have been approved and adopted by the requisite vote of WWAG, WWAG’s stockholders in accordance with WWAG’s Certificate of Incorporation and the NRS.

9.2.   Additional Conditions

.  The obligations of AllCom and the Gateway to consummate the transactions contemplated herein are also subject to the satisfaction or waiver in writing at or prior to the Effective Time of the following conditions.

                (a)    Representations and Warranties.  The representations and warranties of AllCom contained in this Agreement and in any certificate or other writing delivered to AllCom pursuant hereto shall be true and correct on and as of the Effective Time with the same force and effect as if made on and as of the Effective Time, and AllCom and Gateway shall have received a certificate to such effect signed by the President and the Chief Executive Officer of WWAG.

                (b)    Agreements and Covenants. WWAG shall have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Effective Time, and AllCom shall have received a certificate to such effect signed by the President and Chief Executive Officer of WWAG.

                (c)    Certificate of Secretary.  WWAG shall have delivered to AllCom a certificate executed by the Secretary of WWAG certifying:  (i) resolutions duly adopted by the Board of Directors and stockholders of WWAG authorizing this Agreement and the other transactions contained herein; (ii) the Certificate of Incorporation and Bylaws of WWAG as in effect immediately prior to the Effective Time, including all amendments thereto; and (iii) the incumbency of the officers of WWAG executing this Agreement and all agreements and documents contemplated hereby.

                (d)    Consents Obtained.  All consents, waivers, approvals, authorizations or Orders required to be obtained, and all filings required to be made, by WWAG for the authorization, execution and delivery of this Agreement and the consummation by it of the transactions contemplated hereby shall have been obtained and made by WWAG, except for such consents, waivers, approvals, authorizations and Orders, and such filings, which would not be reasonably likely to have a Material Adverse Effect on WWAG or Gateway.

                (e)    Absence of Material Adverse Effect.  Since the date of this Agreement, there shall not have been any Material Adverse Effect with respect to WWAG.

                (f)     Dissenting Shares.  Holders of any of the outstanding Shares shall not have exercised, nor shall they have any continued right to exercise, appraisal, dissenters’ or similar rights under applicable Law with respect to their Shares by virtue of the Exchange.

                (g)    Formation of Subsidiaries.  AllCom shall have formed Genie Gateway, a California corporation, as its new wholly owned subsidiary and transferred all of the AllCom’s intellectual properties, patents pending and patents issued to Gateway, including but not limited to:

GenieCheck and Check22 System and Method

United States 62046837

Filed September 5, 2014

Genie PayBack System and Method

United States 61978511

Filed April 11, 2014

The Genie CashBox

United States 61892688

Filed October 18, 2013

Genie UPN - Unified Phone Number

United States 13593048

Filed August 23, 2012

Issued October 3, 2013

Genie Gateway - Interactive Communications System

United States 13437758

Filed April 2, 2012

Issued October 4, 2012

GenieMessenger

United States 61470617

Filed April 1, 2011

        9.3.   Additional Conditions to Obligations of WWAG

.  The obligations of WWAG to consummate the transactions contemplated herein are also subject to the satisfaction or waiver in writing at or prior to the Effective Time of the following conditions.

        (a)    Representations and Warranties.  The representations and warranties of AllCom contained in this Agreement and in any certificate or other writing delivered to WWAG pursuant hereto shall be true and correct on and as of the Effective Time with the same force and effect as if made on and as of the Effective Time, and WWAG shall have received a certificate to such effect signed by the President and the Chief Executive Officer of AllCom.

        (b)    Agreements and Covenants.  AllCom shall have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Effective Time, and WWAG shall have received a certificate to such effect signed by the President and Chief Executive Officer of AllCom.

        (c)    Certificate of Secretary.  AllCom shall have delivered to WWAG a certificate executed by the Secretary of AllCom certifying:  (i) resolutions duly adopted by the Board of Directors of AllCom and Gateway, respectively, authorizing this Agreement and  resolutions duly adopted by the sole stockholder of Gateway authorizing this Agreement; (ii) the Articles of Incorporation and Bylaws of AllCom as in effect immediately prior to the Effective Time, including all amendments thereto; and (iii) the incumbency of the officers of AllCom executing this Agreement and all agreements and documents contemplated hereby.

        (d)    Consents Obtained.  All consents, waivers, approvals, authorizations or Orders required to be obtained, and all filings required to be made, by AllCom for the authorization, execution and delivery of this Agreement and the consummation by it of the transactions contemplated hereby shall have been obtained and made by AllCom, respectively, except for such consents, waivers, approvals, authorizations and Orders, and such filings, which would not be reasonably likely to have a Material Adverse Effect on AllCom or Gateway.

        (e)    Absence of Material Adverse Effect.  Since the date of the this Agreement, there shall not have been any Material Adverse Effect on AllCom or Gateway, other than any change that shall result from general economic conditions or conditions generally affecting the industry in which AllCom conducts operations.

        (f)     Post-Merger Capitalization.  At the Effective Time, the authorized capital stock of Gateway shall consist of 100,000,000 of Gateway Common Stock, par value $0.01 of which 50,033,510 shares shall be issued and outstanding to its parent company, AllCom.

        (g)    Liabilities.  As of the Closing Date, Gateway shall have no more than $10,000 in actual or contingent liabilities, and AllCom will have no other obligations of any nature (whether fixed or unfixed, secured or unsecured, known or unknown and whether absolute, accrued, contingent, or otherwise) (including, without limitation any Contracts), except for its obligations incurred under this Agreement, the Transaction Documents, and the Financing.

        (h)    Common Stock.  As of the Effective Time, WWAG Common Stock shall be DTC (Depository Trust Corporation) eligible and quoted on the OTCQB.

        (i)     Exchange Act Reporting. WWAG will have made all required filings which WWAG would have been required to make with the Securities and Exchange Commission under the Exchange Act, and such filings will have complied in all material respects with applicable requirements under the Exchange Act.

        (j)     Additional Deliveries. AllCom will have delivered to WWAG, on or prior to the Closing Date, (i) such pay-off letters and releases relating to liabilities as WWAG may reasonably request to confirm that Gateway has no more than $10,000 in liabilities, (ii) a good standing certificate from the State of California, dated within 5 days of the Closing Date, and (iii) such other documents as WWAG may reasonably request.

ARTICLE 10

TERMINATION

          10.1. Termination

.  This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the Exchange by the stockholders of WWAG:

                (a)    by mutual written agreement of WWAG and AllCom duly authorized by the Boards of Directors of WWAG and AllCom;

                (b)    by either WWAG or AllCom, if the other party has breached any representation, warranty, covenant or agreement of such other party set forth in this Agreement and such breach has resulted or can reasonably be expected to result in a Material Adverse Effect on such other party or would prevent or materially delay the consummation of this Agreement;

                (c)    by either party, if the required approval of the stockholders of WWAG shall not have been obtained by reason of the failure to obtain the required vote;

                (d)    by either party, if all the conditions to the obligations of such party for Closing shall not have been satisfied or waived on or before the Final Date (as defined below) other than as a result of a breach of this Agreement by the terminating party; or

                (e)    by either party, if a permanent injunction or other Order by any Federal or state court which would make illegal or otherwise restrain or prohibit the consummation of this Agreement shall have been issued and shall have become final and non-appealable;

As used herein, the “Final Date” shall be  March 16, 2015.

10.2  Notice of Termination

.  Any termination of this Agreement under Section 10.1 above will be effective immediately upon by the delivery of written notice of the terminating party to the other party hereto specifying with reasonable particularity the reason for such termination.

10.3  Effect of Termination

.  In the case of any termination of this Agreement as provided in this Section 10, this Agreement shall be of no further force and effect and nothing herein shall relieve any party from liability for any breach of this Agreement.

ARTICLE 11

SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS

All representations, warranties and covenants of the parties contained in this Agreement will remain operative and in full force and effect, regardless of any investigation made by or on behalf of the parties to this Agreement, until the date that is the first anniversary of the Closing Date, whereupon such representations, warranties and covenants will expire (except for covenants that by their terms survive for a longer period).

ARTICLE 12

GENERAL PROVISIONS 12

          12.1.

7.4.   Notices

.  All notices required or permitted hereunder shall be in writing and shall be deemed effectively given:  (a) upon personal delivery to the party to be notified; (b) when sent by confirmed facsimile if sent during normal business hours of the recipient, if not, then on the next business day; (c) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (d) two days after deposit with a nationally recognized overnight courier, specifying not later than two day delivery, with written verification of receipt.  All communications shall be sent to the parties at the following addresses or facsimile numbers specified below (or at such other address or facsimile number for a party as shall be designated by ten days advance written notice to the other parties hereto):

If to AllCom or Gateway:

        AllCom

        4570 South Eastern Avenue

        Suite 23 - 221

        Las Vegas, Nevada  89119

                                Phone:  (800) 238-2100 –

                                  Fax:  (877) 263-4500

If to WWAG:

        107 West Bridge Street

        Portland, Michigan 48875

                                Phone:  (586) 242-1807
                                Fax:  (231) 908-0039

        12.2  Amendment.     To the extent permitted by Law, this Agreement may be amended by a subsequent writing signed by each of the parties upon the approval of the Boards of Directors of each of the parties, whether before or after any stockholder approval of the issuance of the Merger Consideration has been obtained; provided, that after any such approval by the holders of Shares, there shall be made no amendment that pursuant to the NRS requires further approval by such stockholders without the further approval of such stockholders.

        12.3. Waiver

.  At any time prior to the Closing, any party hereto may with respect to any other party hereto (a) extend the time for performance of any of the obligations or other acts, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (c) waive compliance with any of the agreements or conditions contained herein.  Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

12.4. Failure or Indulgence Not Waiver; Remedies Cumulative

.  No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other rights.  Except as otherwise provided hereunder, all rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

12.5. Headings

.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

12.6. Severability

.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible, in a mutually acceptable manner, to the end that transactions contemplated hereby are fulfilled to the extent possible.

12.7. Entire Agreement

.  This Agreement (including WWAG Disclosure Schedule and the AllCom Disclosure Schedule together with the Transaction Documents and the exhibits and schedules attached hereto and thereto and the certificates referenced herein) constitutes the entire agreement and supersedes all prior agreements and undertakings both oral and written, among the parties, or any of them, with respect to the subject matter hereof and, except as otherwise expressly provided herein.

12.8. Assignment

.  No party may assign this Agreement or assign its respective rights or delegate their duties (by operation of Law or otherwise), without the prior written consent of the other party. This Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.

12.9. Parties In Interest

.  This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their permitted assigns and respective successors, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, including, without limitation, by way of subrogation.

12.10.        Governing Law

.  This Agreement will be governed by, and construed and enforced in accordance with the Laws of the State of Nevada as applied to Contracts that are executed and performed in Nevada, without regard to the principles of conflicts of Law thereof.

12.11         Counterparts

.  This Agreement may be executed simultaneously in two or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together will constitute one and the same Agreement. This Agreement, to the extent delivered by means of a facsimile machine or electronic mail (any such delivery, an “Electronic Delivery”), shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto, each other party hereto shall re-execute original forms hereof and deliver them in person to all other parties. No party hereto shall raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each such party forever waives any such defense, except to the extent such defense related to lack of authenticity.

12.12         Attorney’s Fees

.  If any action or proceeding relating to this Agreement, or the enforcement of any provision of this Agreement is brought by a party hereto against any party hereto, the prevailing party shall be entitled to recover reasonable attorneys’ fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

12.13         Representation

.  The parties to this Agreement, and each of them, acknowledge, agree, and represent that it:  (a) has been represented in connection with the negotiation and preparation of this Agreement by counsel of that party’s choosing; (b) has read the Agreement and has had it fully explained by its counsel; (c) it is fully aware of the contents and legal effect of this Agreement; (d) has authority to enter into and sign the Agreement; and (e) enters into and signs the same by its own free will.

12.14         Drafting

.  The parties to this Agreement acknowledge that each of them have participated in the drafting and negotiation of this Agreement.  For purposes of interpreting this Agreement, each provision, paragraph, sentence and word herein shall be deemed to have been jointly drafted by both parties. The parties intend for this Agreement to be construed and interpreted neutrally in accordance with the plain meaning of the language contained herein, and not presumptively construed against any actual or purported drafter of any specific language contained herein.

12.15         Interpretation

.  For purposes of this Agreement, references to the masculine gender shall include feminine and neuter genders and entities.  Where a reference in this Agreement is made to a Section, Exhibit or Schedule, such reference shall be to a Section of, Exhibit to or Schedule of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”  References to a “party” or “parties” shall mean AllCom and/or Gateway, on the one hand, and WWAG, on the other hand, as applicable. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  References to “this Agreement” shall include WWAG Disclosure Schedule and the AllCom Disclosure Schedule.

[Remainder of Page Intentionally Left Blank; Signature Page to Follow]

IN WITNESS WHEREOF, the parties have caused this Agreement and Plan of Merger to be executed as of January 30, 2015, their respective officers thereunto duly authorized.

AllCom

 a Nevada Corporation

By:

       Thomas E. Skala

       President

GENIE GATEWAY

a California Corporation

By:

       Randall L. Skala

       President

WWA Group, INC.

a Nevada Corporation

By:

       Thomas A. Nix

       President

EXHIBIT A

CERTAIN DEFINITIONS

The following terms, as used in the Agreement, have the following meanings:

“Affiliate(s)” shall have the meaning set forth in Rule 12b-2 of the regulations promulgated under the Exchange Act.

“Agreement” shall have the meaning as set forth in the Preamble.

“Assets” of a Person shall mean all of the assets, properties, businesses and rights of such Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person’s business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

“Claims and Liabilities” shall have the meaning as set forth in Section 8.1(a) of the Agreement.

“Closing” shall have the meaning as set forth in Section 1.2 of the Agreement.

“Closing Date” shall have the meaning as set forth in Section 1.2 of the Agreement.

“Code” means the Internal Revenue Code of 1986, as amended.

“WWAG” shall have the meaning as set forth in the Preamble.

“WWAG Balance Sheet Date” shall have the meaning as set forth in Section 3.6(b) of the Agreement.

“WWAG Disclosure Schedule” shall have the meaning as set forth in the opening paragraph of Article 3 of the Agreement.

“WWAG Financial Statements” shall have the meaning as set forth in Section 3.6(a) of the Agreement.

“WWAG Stock” means the total outstanding capital stock of WWAG as of the Closing Date.

“Contract” means any written or oral agreement, arrangement, commitment, contract, indenture, instrument, lease, obligation, plan, restriction, understanding or undertaking of any kind or character, or other document to which any Person is a party or by which such Person is bound or affecting such Person’s capital stock, Assets or business.

“Default” means (i) any breach or violation of or default under any Contract, Order or Permit, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of or default under any Contract, Order or Permit, or (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right to terminate or revoke, change the current terms of, or renegotiate, or to accelerate, increase, or impose any Liability under, any Contract, Order or Permit.

 “NRS” shall have the meaning as set forth in the Recitals of the Agreement.

“Dissenting Shares” shall have the meaning as set forth in Section 2.2 of the Agreement.

“Effective Time” shall have the meaning as set forth in Section 1.3 of the Agreement.

“Electronic Delivery” shall have the meaning as set forth in Section 12.11 of the Agreement.

“Environmental Laws” mean any and all federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, codes, plans, injunctions, Permits, concessions, grants, franchises, licenses, agreements and governmental restrictions, relating to human health, the environment or to emissions, discharges or releases of pollutants, contaminants or other Hazardous Material or wastes into the environment, including without limitation ambient air, surface water, ground water or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants or other Hazardous Material or wastes or the clean-up or other remediation thereof.

“Exchange Act” has the meaning set forth in Section 3.5 of the Agreement.

“Exchange Act Documents” has the meaning set forth in Section 3.12  of the Agreement.

“Final Date” shall have the meaning as set forth in Section 10.1 of the Agreement.

“Financing” shall have the meaning as set forth in Section 6.7 of the Agreement.

“FINRA” means The Financial Industry Regulatory Authority.

“GAAP” means U.S. generally accepted accounting principles.

“Governmental Entity” shall mean any government or any agency, bureau, board, directorate, commission, court, department, official, political subdivision, tribunal, or other instrumentality of any government, whether federal, state or local, domestic or foreign.

“Hazardous Material” means any toxic, radioactive, corrosive or otherwise hazardous substance, including petroleum, its derivatives, by-products and other hydrocarbons, or any substance having any constituent elements displaying any of the foregoing characteristics, which in any event is regulated under any Environmental Law.

“Indemnitee” shall have the meaning as set forth in Section 8.3 of the Agreement.

“Indemnifying Party” shall have the meaning as set forth in Section 8.3 of the Agreement.

(i)        “Intellectual Property” means all right, title and interest in or relating to all intellectual property, whether protected, created or arising under the laws of the United States or any other jurisdiction or under any international convention, including, but not limited to the following:  (a) service marks, trademarks, trade names, trade dress, logos and corporate names (and any derivations, modifications or adaptations thereof), Internet domain names and Internet websites (and content thereof), together with the goodwill associated with any of the foregoing, and all applications, registrations, renewals and extensions thereof (collectively, “Marks”); (b) patents and patent applications, including all continuations, divisionals, continuations-in-part and Provisionals and patents issuing thereon, and all reissues, reexaminations, substitutions, renewals and extensions thereof (collectively, “Patents”); (c) copyrights, works of authorship and moral rights, and all registrations, applications, renewals, extensions and reversions thereof (collectively, “Copyrights”); (d) confidential and proprietary information, trade secrets and non-public discoveries, concepts, ideas, research and development, technology, know-how, formulae, inventions (whether or not patentable and whether or not reduced to practice), compositions, processes, techniques, technical data and information, procedures, designs, drawings, specifications, databases, customer lists, supplier lists, pricing and cost information, and business and marketing plans and proposals, in each case excluding any rights in respect of any of the foregoing that comprise or are protected by Patents (collectively, “Trade Secrets”); and (e) Technology.  For purposes of this Agreement, “Technology” means all Software, information, designs, formulae, algorithms, procedures, methods, techniques, ideas, know-how, research and development, technical data, programs, subroutines, tools, materials, specifications, processes, inventions (whether or not patentable and whether or not reduced to practice), apparatus, creations, improvements and other similar materials, and all recordings, graphs, drawings, reports, analyses, and other writings, and other embodiments of any of the foregoing, in any form or media whether or not specifically listed herein.  Further, for purposes of this Agreement, “Software” means any and all computer programs, whether in source code or object code; databases and compilations, whether machine readable or otherwise; descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing; and all documentation, including user manuals and other training documentation, related to any of the foregoing.

 “Knowledge” means the actual knowledge of the officers of a party, and knowledge that a reasonable person in such capacity should have after due inquiry.

“Law” means any code, law, ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a Person or its Assets, liabilities or business, including those promulgated, interpreted or enforced by any Regulatory Authority.

 “Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect to such asset.

“Marks” shall have the meaning as set forth in the definition of Intellectual Property.

“Material” and “Materially” for purposes of this Agreement shall be determined in light of the facts and circumstances of the matter in question; provided that any specific monetary amount stated in this Agreement shall determine materiality in that instance.

“Material Adverse Effect” means, with respect to any Person, a material adverse effect on the condition (financial or otherwise), business, Assets, liabilities or the reported or reasonably anticipated future results or prospects of such Person and its Subsidiaries taken as a whole; provided, however, that any adverse change, event, development or effect arising from or relating to any of the following shall not be taken into account in determining whether there has been a Material Adverse Effect:  (a) general business or economic conditions, (b) national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, (c) financial, banking, or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (d) changes in United States generally accepted accounting principles, (e) changes in laws, rules, regulations, orders, or other binding directives issued by any governmental entity or (f) the taking of any action required by this Agreement and the other agreements contemplated hereby.

“Material Contract Default” means a default under any Contract which would (A) permit any other party to cancel or terminate the same (with or without notice of passage of time) or (B) provide a basis for any other party to claim money damages in excess of $50,000 (either individually or in the aggregate with all other such claims under that contract) or (C) give rise to a right of acceleration of any material obligation or loss of any material benefit under any such Contract.

“Merger Consideration” shall have the meaning as set forth in Section 2.1(b)(i) of the Agreement.

“Gateway” shall have the meaning as set forth in the Preamble.

“NRS” shall have the meaning as set forth in the Recitals of the Agreement.

“Order” means any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling, or writ of any federal, state, local or foreign or other court, arbitrator, mediator, tribunal, administrative agency or Regulatory Authority.

“AllCom” shall have the meaning as set forth in the Preamble.

“Gateway Common Stock” shall have the meaning as set forth in Section 4.2 of the Agreement.

“AllCom Disclosure Schedule” shall mean the written disclosure schedule delivered on or prior to the date hereof by AllCom to WWAG that is arranged in paragraphs corresponding to the numbered paragraphs corresponding to the numbered paragraphs contained in the Agreement.

“AllCom Material Contract” shall have the meaning as set forth in Section 4.10 of the Agreement.

 “Patents” shall have the meaning as set forth in the definition of Intellectual Property.

 “Permit” shall mean any federal, state, local, and foreign governmental approval, authorization, certificate, consent, easement, filing, franchise, letter of good standing, license, notice, permit, qualification, registration or right of or from any Governmental Entity (or any extension, modification, amendment or waiver of any of these) to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets or business, or any notice, statement, filing or other communication to be filed with or delivered to any Governmental Entity.

“Regulatory Authorities” means, collectively, the Federal Trade Commission, the United States Department of Justice, United States Department of Transportation, Federal Railroad Administration, United States Environmental Protection Agency, and all foreign, federal, state and local regulatory agencies and other Governmental Entities or bodies having jurisdiction over the parties and their respective Assets, employees, businesses and/or Subsidiaries, including FINRA and the SEC.

“SEC” shall have the meaning as set forth in Section 4.5(a) of the Agreement.

“Securities Act” shall have the meaning as set forth in Section 3.5 of the Agreement.

“Securities Exchange Act” means the Securities Exchange act of 1934, as amended.

“Series C Preferred Stock” shall mean the series of preferred stock having the rights, powers, and preferences described in Exhibit C.

 Share” or “Shares” shall have the meaning as set forth in Section 2.1(b)(i) of the Agreement.

“Software” shall have the meaning as set forth in the definition of Intellectual Property.

“Subsidiary” means, with respect to any Person, (i) any corporation, limited liability, association or other business entity of which more than 50% of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof) and (ii) any partnership (a) the sole general partner or managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof).

 “Tax” or “Taxes” shall have the meaning as set forth in Section 3.10(c) of the Agreement.

“Tax Return” shall have the meaning as set forth in Section 3.10(c) of the Agreement.

“Technology” shall have the meaning as set forth in the definition of Intellectual Property.

“Trade Secrets” shall have the meaning as set forth in the definition of Intellectual Property.

“Trading Market” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NYSE MKT (formerly NYSE AMEX), the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange, the OTC Bulletin Board or the Pink OTC Markets (or any successors to any of the foregoing).

“Transaction Documents” means the Agreement, and any other document executed and delivered pursuant hereto together with any exhibits or schedules to such documents.

“Transfer” shall have the meaning as set forth in Section 7.6(a) of the Agreement.

VWAP” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on a Trading Market, the daily volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the Trading Market on which the Common Stock is then listed or quoted as reported by Bloomberg L.P. (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)), (b)  if the OTC Bulletin Board is not a Trading Market, the volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the OTC Bulletin Board, (c) if the Common Stock is not then listed or quoted for trading on the OTC Bulletin Board and if prices for the Common Stock are then reported in the “Pink Sheets” published by Pink OTC Markets, Inc. (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported, or (d) in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by the Purchasers of a majority in interest of the Securities then outstanding and reasonably acceptable to WWAG, the fees and expenses of which shall be paid by WWAG.

“8-K Report” shall have the meaning as set forth in Section 7.7 of the Agreement.

EXHIBIT B

Series B Preferred Stock Rights, Powers and Preferences

1. Dividend Provisions.  The holders of shares of Series B Preferred Stock shall be entitled to receive dividends, out of any assets legally available therefor, on a pari passu basis with the holders of WWAG’s common stock (“Common Stock”).

2. Liquidation. Upon any liquidation, dissolution or winding-up of WWAG, whether voluntary or involuntary (a “Liquidation”), the holders of the Series B Preferred Stock shall be entitled to receive distributions out of the assets, whether capital or surplus, of WWAG on a pari passu basis with the holders of Common Stock. The Corporation shall mail written notice of any such Liquidation, not less than 45 days prior to the payment date stated therein, to each holder.

3. Conversion. Each share of Series B Preferred Stock shall be convertible, at the option of the holder thereof, at any time, at the office of WWAG or any transfer agent for such stock, into ten shares of Common Stock the (“Conversion Ratio”).  If holders of the Series B Preferred Stock convert a majority of the shares of the Series B Preferred Stock outstanding, WWAG shall convert all of Series B Preferred Stock at the Conversion Ratio.  The Series B Preferred Stock shall be converted, at the option of WWAG, at the Conversion Ratio following the issuance of Common Stock in an equity offering of more than $5 million in cash.

4. Voting Rights and Board of Directors.

(a) General. The holders of Series B Preferred Stock shall have the right to one thousand votes for each share of Common Stock into which such share of Series B Preferred Stock could then be converted. With respect to such vote and except as otherwise expressly provided herein or as required by applicable law, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled, notwithstanding any provision hereof, to notice of any stockholders’ meeting in accordance with the Bylaws of WWAG, and shall be entitled to vote, together with holders of Common Stock as a single class, with respect to any matter upon which holders of Common Stock have the right to vote.

(b) Board Size. The size of the Board shall be set and remain at five (5) directors, subject to changes made pursuant to Section 7 below.

(c) Election of Directors. So long as any shares of Series B Preferred Stock remain outstanding:

(i) the holders of shares of Series B Preferred Stock shall be entitled, voting separately as a single class, to elect four (4) directors of WWAG (such directors, the “Series B Directors”) at or pursuant to each meeting or consent of WWAG’s stockholders for the election of directors, to remove from office such directors, to fill any vacancy caused by the resignation or death of such directors and to fill any vacancy (by unanimous consent if done in writing, or by majority vote otherwise) caused by the removal of such directors.

(ii) the holders of shares of Common Stock and Series B Preferred Stock shall be entitled, voting together to elect the remaining directors of WWAG at or pursuant to each meeting or consent of WWAG’s stockholders for the election of directors, to remove from office such directors, to fill any vacancy caused by the resignation or death of such directors and to fill any vacancy (by unanimous consent if done in writing, or by majority vote otherwise) caused by the removal of any such directors.

5. Protective Provisions.

(a) So long as any shares of Series B Preferred Stock remain outstanding, WWAG shall not, without first obtaining the approval of the holders of at least two-thirds of the then outstanding shares of Series B Preferred Stock voting together as a single class, undertake any action (whether by amendment of WWAG’s Certificate of Incorporation or Bylaws or otherwise, and whether in a single transaction or a class of related transactions) that approves or effects any of the following transactions involving WWAG or any of its subsidiaries:

(i) alter or change the rights, preferences or privileges of the shares of Series B Preferred Stock or create, whether by merger, consolidation, reclassification or otherwise, any new class or class of shares having rights, preferences or privileges senior to or on a parity with shares of the Series B Preferred Stock; and

(ii) increase or decrease the authorized size of the Board or any committee thereof or create any new committee of the Board of WWAG or any of its subsidiaries.

(b)    For the avoidance of doubt, this Section 7(a) does not intend to, nor does it, create and recognize any additional rights (other than those rights already provided in the General Corporation Law of the State of Nevada or other applicable laws) to stockholders that are not holders of the Series B Preferred Stock. The approval requirement of the holders of the Series B Preferred Stock as set forth above for any matters listed in this Section 7 does not, by itself, indicate that such matter must be determined or approved by stockholders in general.

EXHIBIT C

Directors to Resign from WWAG

Stephen Spencer

Directors to be appointed to WWAG

Thomas E. Skala

Stuart Scamman

Randall Skala

Vik Grover

EXHIBIT D

Officers to Resign from WWAG

Thomas Nix                CEO

Stephen Spencer CFO

Officers to be appointed to WWAG

Thomas E. Skala         President and CEO

Stuart Scamman         Vice President CTO

Randall Skala              Vice President COO

Mark Newgreen           Vice President CFO

Steve Lemonides         Vice President of Finance – European Markets

Vik Grover                  Managing Director of Investment Banking